I

United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2020

(Exact name of registrant as specified in its charter)

Delaware	000-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois 60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OSBC	The Nasdaq Stock Market

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2020, upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of Old Second Bancorp, Inc. (the “Company”), the Board increased its size to 13 directors and appointed Billy J. Lyons, Jr. and Jill E. York to fill the newly-created seats, effective immediately.  Mr. Lyons and Ms. York were also elected to serve on the board of directors of our subsidiary bank, Old Second National Bank (the “Bank”).

Mr. Lyons has extensive experience in bank regulation and supervision having served for over 30 years with the Office of the Comptroller of the Currency, most recently as a National Bank Examiner, before his retirement in December 2019.  Mr. Lyons was appointed as a Class I director for a term that will expire at our 2023 annual meeting of stockholders, and until his successor is duly elected and qualified.  The Board has determined that Mr. Lyons is an independent director under the applicable listing standards of the Nasdaq Stock Market.  Mr. Lyons was also appointed to the Risk Committee and the Loan Committee of the Bank’s board of directors.

Ms. York has extensive executive-level experience in the banking industry, most recently serving as President, Head of Equipment Finance and Leasing Solutions for Fifth Third Bank until April 2020.  Before that, she held various executive level positions with MB Financial Inc. including serving as its Chief Financial Officer, and most recently serving as its Vice President and as Executive Vice President, Specialty Banking and Mergers and Acquisitions, of its subsidiary bank, until it was sold to Fifth Third Bank in March of 2019.  Ms. York was appointed as a Class III director for a term that will expire at our 2022 annual meeting of stockholders, and until her successor is duly elected and qualified. The Board has determined that Ms. York is an independent director under the applicable listing standards of the Nasdaq Stock Market.  Ms. York was also appointed to the Audit Committee of the Board and the IT Steering Committee of the Bank’s board of directors.

In connection with their appointment to the Board, Mr. Lyons and Ms. York have each been awarded an initial equity award of 1,500 time-based restricted stock units in accordance with the terms of our 2019 Equity Incentive Plan.  Under the terms of the award agreements, the restricted stock units will cliff vest on the third anniversary of the October 19, 2020 grant date, based on the director’s continued service, subject to certain exceptions.  Mr. Lyons and Ms. York will each participate in the Board’s standard non-employee director compensation arrangements, as described under “Director Compensation” in our definitive proxy statement filed with the SEC on July 17, 2020, which description is incorporated herein by reference, as such arrangements may be amended from time to time.

There are no other arrangements or understandings between Mr. Lyons or Ms. York and any other person pursuant to which they were selected to serve on the Board. There are no transactions in which the Company is a party and in which Mr. Lyons and Ms. York have a material interest subject to disclosure under Item 404(a) of Regulation S-K.

A copy of the press release that we issued on October 19, 2020 announcing the election of Mr. Lyons and Ms. York is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01 Other Events

On October 19, 2020, the Registrant’s Board of Directors declared a cash dividend of $.01 per share payable on

November 9, 2020, to stockholders of record as of October 30, 2020.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated October 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: October 19, 2020	By:	/s/ Bradley S. Adams
Bradley S. Adams
Executive Vice President and
Chief Financial Officer

4